Explorer Holdings, L.P.
                         4200 Texas Commerce Tower West
                                2200 Ross Avenue
                                  Dallas, Texas

                                November 15, 2000


Omega Healthcare Investors, Inc.
900 Victors Way, Suite 350
Ann Arbor, Michigan 48108
Attn.: Susan Allene Kovach


Dear Susan:

                  By signing in the space provided below, Explorer Holdings, L.P. ("Explorer") hereby consents to the extension of the Dividend Payment Date applicable to the Series C Preferred Stock of Omega Healthcare Investors, Inc. ("OHI") for the Dividend Period ended October 31, 2000 (the "October 2000 Dividend Period"), until April 2, 2001 (the "Due Date"). Explorer also waives its right to demand pursuant to Section 4(d) of the Articles that any dividends paid on OHI's issued and outstanding Series A Preferred Stock and Series B Preferred Stock for the dividend period ending October 31, 2000, be paid on a pro rata basis together with the accrued and unpaid dividend on the Series C Preferred Stock for the October 2000 Dividend Period and consents to the payment in full by OHI of the accrued dividends on such Series A Preferred Stock and Series B Preferred Stock in accordance with the terms thereof. Explorer also (i) waives the application of the provisions of Section 4(e) of the Articles solely with respect to the deferral by OHI of the payment of the October 2000 Dividend Period Amount (as defined below), (ii) consents to the payment by OHI of a dividend in respect of the October 2000 Dividend Period on the issued and outstanding Common Stock on November 15, 2000 in the amount of $0.25 per share, and (iii) acknowledges and agrees that the October 2000 Dividend Period Amount will not be deemed to be an unpaid dividend for a past Dividend Period for the purpose set forth in the first sentence of Section 4(e) of the Articles. Notwithstanding the foregoing, OHI expressly acknowledges and agrees that, without the written consent of Explorer, nothing herein will be deemed to be a waiver of Explorer's rights (or a consent to a deferral of payment of dividends other than those in respect of the October 2000 Dividend Period) under Section 4 of the Articles with respect to the Series C Preferred Stock for any future Dividend Period in which the dividend relating to such Dividend Period is not paid in accordance with the requirements of Section 4 thereof.

                  Subject to the immediately following paragraph, in consideration of Explorer's consent, OHI hereby agrees to pay, no later than the Due Date, out of funds legally available for the payment of dividends, cash in an aggregate amount equal to $4,667,000 million which OHI and Explorer expressly acknowledge and agree constitutes the total unpaid preferential cumulative dividend for the October 2000 Dividend Period with respect to the Series C Preferred Stock (the "October 2000 Dividend Period Amount"), plus a waiver fee on the amount of the daily unpaid principal balance of the October 2000 Dividend Period Amount from November 15, 2000 until the October 2000 Dividend Period Amount shall have been paid in full, which waiver fee shall be payable at a rate of 10% per annum, compounded annually and calculated on the basis of a 360 day year based on the actual number of days elapsed.

                  Furthermore, in the event that (i) funds are not legally available to OHI to pay all or any of the October 2000 Dividend Period Amount plus the wavier fee as provided hereinabove or (ii) OHI elects pursuant to the first sentence of Section 4(b) of the Articles not to pay all or any of the October 2000 Dividend Period Amount plus the waiver fee in cash, OHI hereby agrees that any portion of the October 2000 Dividend Period Amount (including any accrued and unpaid waiver fee) which is not paid in cash on or prior to the Due Date (the "Unpaid Amount") will be payable by the issuance as of the Due Date of additional shares of fully paid, nonassessable Series C Preferred Stock having an aggregate liquidation preference equal to such Unpaid Amount (with the amount of any fractional share that might otherwise be issuable being paid in cash). In the event that any dividends  (including any accrued and unpaid waiver fee) are paid in shares of Series C Preferred Stock pursuant to the immediately preceding sentence, OHI agrees to take such actions as are necessary to increase the number of authorized shares of Series C Preferred Stock by the number of shares to be issued pursuant hereto, including but not limited to the filing of Articles Supplementary with the State Department of Assessments and Taxation of Maryland in accordance with Article VII of the OHI Charter. OHI will deliver certificates representing shares of Series C Preferred Stock issued pursuant to this paragraph promptly after the Due Date. Any payments by OHI of cash pursuant to this letter agreement shall be applied first to the payment of any then accrued but unpaid waiver fee with respect to the October 2000 Dividend Period Amount and thereafter to the payment of the October 2000 Dividend Period Amount.

                  OHI and Explorer  represent and warrant to each other that (i)
it has the requisite power and authority to execute and deliver this letter agreement, (ii) the execution and delivery of this letter agreement has been duly authorized by all necessary corporate or partnership action, as appropriate, and (iii) this letter agreement has been duly and validly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with the terms hereof except that (y) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors' rights generally and (z) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

                  This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles, and may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Capitalized terms used in this letter agreement and not defined shall have the respective meanings set forth in the Articles Supplementary for Series C Convertible Preferred Stock. This letter agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. A facsimile copy of a signature page shall be deemed to be an original signature page.

                  By signing in the space below, OHI expressly acknowledges and agrees to take any and all actions as are necessary to implement the foregoing obligations. The provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and until such time as the October 2000 Dividend Period Amount and all waiver fees accrued thereon are paid in full, Explorer will either cause the certificates representing the shares of Series C Preferred Stock to be legended to reference the existence of this letter agreement or will cause a copy of this letter agreement to be physically attached to all such certificates.


                                Very truly yours,

                             EXPLORER HOLDINGS, L.P.

                              By:  Explorer Holdings GenPar, LLC,
                                   its General Partner


                              By:  /s/ William T. Cavanaugh, Jr.
                                   -----------------------------
                                   William T. Cavanaugh, Jr.
                                   Vice President

Agreed to and accepted as of this 15th day of November, 2000.

OMEGA HEALTHCARE
INVESTORS, INC.


By:    /s/ Susan Allene Kovach
       ------------------------
       Susan Allene Kovach
       Vice President